Exhibit 99.1

ASX RELEASE

Confirmation of Non-Selection as Future Service Provider for Existing Customer

SYDNEY, Australia and Bellevue, Washington. – 5 July 2023 – Limeade (ASX: LME, or the Company), an immersive employee well-being company that creates healthy employee experiences, today refers to its ASX announcement of 17 April 2023 which advised that the State of Washington Health Care Authority (HCA) had announced that another organization was the “Apparent Successful Bidder” for its ”Wellness Portal” services starting at the earliest 1 January 2024, but that no official notice of non-renewal of Limeade's contract with HCA had been shared with Limeade.

Limeade confirms that it has now received a notice of non-renewal of its contract with HCA. Limeade will continue to serve the State of Washington as its customer until 31 December 2023.

Receipt of this anticipated notice of non-renewal has no effect on the previously announced merger agreement pursuant to which it is proposed that WebMD will acquire Limeade, as announced by Limeade to ASX on 9 June 2023.

This release dated 5 July 2023 has been authorised for lodgement to ASX by the Chair of Limeade and lodged by Mr Danny Davies the Limeade ASX Representative.

– ENDS –

Contact Information

Company	Investor Relations / Media (AU)	Media (US)
Mr Henry Albrecht	Dr Thomas Duthy	Ms Amanda Lasko
Chief Executive Officer	Nemean Group for Limeade	Marketing Director
henry.albrecht@limeade.com	thomas.duthy@limeade.com	amanada.lasko@limeade.com
+1 425 908 0216	+61 402 493 727	+1 206 227 6907

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About Limeade
Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100 countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Disclosure
This ASX release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities referred to herein have not been registered under the US Securities Act of 1933, as amended (the "US Securities Act") and may not be offered or sold in the United States or to US persons absent registration or an applicable exemption from registration under the US Securities Act and applicable state securities laws. In addition, any hedging transactions involving the securities referred to herein may not be conducted unless in compliance with the US Securities Act.

Limeade, Inc. │ ARBN 637 017 602 │ 10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004 │